Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Terremark Worldwide, Inc.:
          We consent to the incorporation by reference in the registration statements listed below of Terremark Worldwide, Inc. of our reports dated June 8, 2009, except as to Note 23, which is as of May 5, 2010, with respect to the consolidated balance sheets of Terremark Worldwide, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the current report on Form 8-K of Terremark Worldwide, Inc. dated May 5, 2010.
     Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective April 1, 2007.
•	Form S-3 (Registration Nos. 333-146589, 333-127622, 333-102286, 333-121133, 333-37060, 333-123775 and 333-160385); and

•	Form S-8 (Registration Nos. 333-154746, 333-146848, 333-132995, 333-118369, and 333-98331).
(signed) KPMG LLP
Miami, Florida
May 5, 2010
Certified Public Accountants